SOUTHWEST AIRLINES REPORTS RECORD THIRD QUARTER REVENUE, STRONG EXECUTION OF TRANSFORMATIONAL INITIATIVES CONTINUES

DALLAS, TEXAS - October 22, 2025 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its third quarter 2025 financial results, with unit revenues, unit costs, and net income all exceeding its expectations and strong execution continuing across the business.

Company Highlights:
•Net income of $54 million, or $0.10 income per diluted share
•Net income, excluding special items1, of $58 million, or $0.11 income per diluted share
•Record third quarter operating revenues of $6.9 billion
•Delivered results ahead of the Company's expectations, driven by both better-than-anticipated unit revenues and unit costs
•Returned $439 million to Shareholders through a combination of share repurchases and dividends
•Launched the sale of assigned and extra legroom seating for flights beginning January 27, 2026, with the volume and composition of initial bookings in line with expectations
•Reaffirming full year 2025 earnings before interest and taxes, excluding special items ("EBIT"2) guidance range of $600 million to $800 million

Bob Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors, stated, "We continue to make substantial progress as we execute the most significant transformation in Southwest Airlines’ history. We quickly implemented many new product attributes and enhancements, and the results are showing—we delivered a profitable quarter, with both unit revenues and unit costs performing better-than-anticipated, are reaffirming our full year 2025 EBIT2 guidance, and expect meaningful margin expansion in the fourth quarter. We continue to deliver a strong operational performance and are currently in first place year-to-date based on our calculations of the Wall Street Journal’s airline rankings, an important indicator of success from the continued investment in our operation. These significant accomplishments reflect the strength of our plan, the quality of our execution, and the dedication of our Team.

"We remain committed to meeting the evolving needs of our current and future Customers and delivering long-term value for our Shareholders. We are pleased with our initiative performance, which will continue to ramp into the fourth quarter and next year; and while early, indicators for our new assigned and extra legroom seating products are in line with expectations. We are encouraged by our momentum and confident in our direction. Our People continue to lead the way, and I couldn't be more excited about 2026 and beyond."

Guidance and Outlook:
The following tables provide select financial guidance for fourth quarter 2025 and full year 2025, and select full year 2025 and 2026 targets.

4Q 2025 Estimation
ASMs (a), year-over-year	Up ~6%
RASM (b), year-over-year	Up 1% to 3%
CASM-X (c), year-over-year[1,3]	Up 1.5% to 2.5%
Fuel cost per gallon[4]	$2.20 to $2.30

2025 Estimation
EBIT[2] (millions)	$600 to $800

	2025 Target	2026 Target
EBIT[2] contribution from initiatives (billions)	~$1.8	~$4.3

(a) Available seat miles ("ASMs" or "capacity"). This guidance includes approximately 2 points of additional capacity since July 2025 from the impact of shifting extra legroom seating retrofits of Boeing 737-700 ("-700") aircraft to January 2026, which delays the removal of six seats from each of these aircraft.
(b) Operating revenue per available seat mile ("RASM" or "unit revenues"). Fourth quarter 2024 RASM excluded special items related to a breakage revenue adjustment. Please see the Company's Earnings Press Release furnished on January 30, 2025, for additional information.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profit sharing ("CASM-X" or "unit costs"). The Company's GAAP and non-GAAP results for fourth quarter 2024 included a $92 million gain from a sale-leaseback transaction. Excluding the impact of expected book gains from fleet transactions in the fourth quarter of both years, the Company anticipates fourth quarter 2025 CASM-X to be in the range of flat to up 1 percent, year-over-year.

Key Initiative Highlights:
•Launched the sale of assigned and extra legroom seating, for travel beginning January 27, 2026, with bookings in line with expectations
•Announced free WiFi sponsored by T-Mobile for all Rapid Rewards® Members beginning October 24, 2025
•Expanded distribution with online travel agencies, partnering with Priceline
•Launched Getaways by SouthwestTM, an in-house packaged vacations product creating more opportunities for Customers to book their vacations
•Announced partnership with EVA Air that will connect itineraries between North America and Asia through shared gateway airports in Los Angeles (LAX), San Francisco (SFO), Seattle-Tacoma (SEA), and Chicago (ORD)
•Announced intention to commence new service at McGhee Tyson Airport in Knoxville, Tennessee, Princess Juliana International Airport in St. Maarten, Charles M. Schulz Sonoma County Airport in Santa Rosa, California, and Ted Stevens Anchorage International Airport in Anchorage, Alaska in 2026
•To date, completed retrofits of more than 400 aircraft for extra legroom seating

Revenue Results and Outlook:
•Third quarter 2025 passenger revenues were a third quarter record of $6.3 billion, a 1.0 percent increase, year-over-year
•Third quarter 2025 operating revenues were a third quarter record of $6.9 billion, a 1.1 percent increase, year-over-year
•Third quarter 2025 RASM increased 0.4 percent on capacity up 0.8 percent, both year-over-year—above the midpoint of the Company's previous guidance range
•Expect all-time quarterly record operating revenues in fourth quarter 2025

The Company experienced a clear positive inflection in demand beginning in early July, which sustained momentum throughout third quarter. This improving demand environment, combined with the successful execution of strategic initiatives, drove record third quarter revenue performance. Corporate travel improved sequentially from second quarter, and the Southwest brand saw continued strength with third quarter loyalty revenue up 7 percent and new co-brand credit card acquisitions up double digits, both year-over-year.

The Company expects fourth quarter 2025 unit revenues to be in the range of up 1 percent to 3 percent, compared with fourth quarter 2024 unit revenues, excluding special items, on capacity up approximately 6 percent year-over-year, a sequential improvement from third quarter. This guidance range assumes demand strength remains at current levels through the end of the quarter. It also reflects the planned acceleration from the Company's initiatives, the recent observed impact of the government shutdown, and the approximate 2-point year-over-year increase in fourth quarter capacity since July. This 2-point capacity increase is a result of shifting the extra legroom retrofit of the -700 fleet to January, as described below. The Company expects to deliver an all-time quarterly record revenue performance in the fourth quarter.

Non-Fuel Costs and Outlook:
•Third quarter 2025 operating expenses increased 1.2 percent, year-over-year, to $6.9 billion
•Third quarter 2025 operating expenses, excluding fuel and oil expense, special items, and profit sharing1, increased 3.4 percent, year-over-year
•Third quarter 2025 CASM-X increased 2.5 percent, year-over-year—well below the Company's guidance range

The Company's third quarter 2025 CASM-X year-over-year increase was better-than-anticipated due to continued broad-based cost discipline across the organization.

The Company continues to expect to achieve its $370 million cost reduction target this year. The Company anticipates fourth quarter 2025 CASM-X to be in the range of up 1.5 percent to 2.5 percent, or flat to up 1 percent when excluding the impact of expected book gains from fleet transactions in the fourth quarter of both years, on capacity up approximately 6 percent, all on a year-over-year basis. Unit costs continue to be driven primarily by the continuation of inflationary pressures, including those associated with labor contracts ratified in 2024. The Company remains focused on driving efficiencies to offset overall inflationary cost pressures and achieve its multi-year cost reduction targets.

Fuel Costs:
•Third quarter 2025 fuel costs were $2.40 per gallon—in line with the Company's previous guidance range
•Third quarter 2025 fuel efficiency improved 2.4 percent, year-over-year, primarily due to operating more Boeing 737-8 ("-8") aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet

Capacity, Fleet, and Capital Spending:
•Third quarter 2025 capacity increased 0.8 percent, year-over-year—above the Company's previous guide due to shifting retrofits of -700 aircraft to January and strong operational performance throughout the quarter
•The Company received eight -8 aircraft and retired 16 aircraft (15 -700 and the sale of one Boeing 737-800 ("-800") aircraft) in third quarter 2025, ending the quarter with 802 aircraft
•Third quarter 2025 capital expenditures were $678 million, driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments
The Company now expects full year 2025 capacity to be up roughly 1.5 percent, year-over-year, including the capacity increase associated with shifting extra legroom seating retrofits of -700 aircraft to January 2026, which delays the removal of six seats from each of those aircraft. This shift is expected to maximize revenue potential during the holiday travel period and still meet the Company's operate date milestone of January 27, 2026 for assigned and extra legroom seating, as the Company's Technical Operations Team has streamlined the timeline to complete this work.

The Company has updated its fleet planning assumptions to 53 -8 aircraft deliveries in 2025, from its prior estimate of 47, as The Boeing Company ("Boeing") continues to ramp up production. The Company continues to plan for 55 aircraft retirements in 2025, which includes the sale of one -800 aircraft in third quarter 2025 and the expected sale of four -800 aircraft in fourth quarter 2025.

The Company continues to expect its 2025 capital spending to be in the range of $2.5 billion to $3.0 billion, including the additional aircraft deliveries now expected, as well as the impact of the expected -800 aircraft sales this year.

Liquidity and Capital Deployment:
•The Company ended third quarter 2025 with $3.0 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.5 billion
•The Company ended the quarter with leverage1,5 of 2.1x, within its target range of 1.0x to 2.5x adjusted debt to adjusted EBITDAR1,5
•The Company continues to have a large base of unencumbered aircraft and primarily aircraft-related assets with a net book value of approximately $16.8 billion
•The Company returned $439 million to its Shareholders during third quarter 2025, comprised of $189 million of dividends and $250 million of share repurchases under its current $2.0 billion share repurchase authorization
•The Company intends to continue opportunistically repurchasing shares based on market conditions. This reflects the Company's continued confidence in its transformational plan and commitment to returning value to Shareholders

Supplemental Information:
The Company has provided a summary on progress against initiative development on the Investor Relations website at https://www.southwestairlinesinvestorrelations.com.

Conference Call:
The Company will discuss its third quarter 2025 results on a conference call at 10:00 a.m. Eastern Time on October 23, 2025. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Measures (also referred to as "excluding special items").
2Earnings before interest and taxes, excluding special items ("EBIT"), a non-GAAP financial measure, also excludes gains or losses from fleet transactions. Projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
3Projections do not reflect the potential impact of fuel and oil expense, special items, and profit sharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
4Based on market prices as of October 15, 2025. Fuel cost per gallon includes fuel taxes and fuel hedging net premium expense of $0.07 per gallon related to terminated fuel derivative contracts.
5Leverage, adjusted debt, and adjusted EBITDAR are each non-GAAP financial measures. Leverage is calculated as adjusted debt divided by trailing twelve month adjusted EBITDAR. Adjusted EBITDAR is calculated as earnings before interest and taxes, and non-operating other (gains) losses, net, excluding special items, and adjusted by adding depreciation and amortization and the fixed portion of operating lease expense ("adjusted EBITDAR"). Adjusted debt includes current and long-term debt, finance lease obligations, and operating lease liabilities (including fleet, ground, and other). While the Company has provided reconciliations of historical leverage, adjusted debt, and adjusted EBITDAR below, it does not provide reconciliations of projections of these measures as the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial and operational outlook, expectations, goals, plans, targets, and projected results of operations, including with respect to its initiatives, and including factors and assumptions underlying the Company's expectations and projections; (ii) the Company’s initiatives, strategic priorities and focus areas, goals, and opportunities, including with respect to assigned and premium seating, the Company’s transformational plan, commercial offering, product differentiation, meeting Customer needs, aircraft WiFi, delivering long-term Shareholder value, Getaways by Southwest, airline partnerships, and driving cost efficiencies; (iii) the Company’s capacity plans and expectations; (iv) the Company's expectations with respect to fuel costs and fuel efficiency, including factors underlying the Company's expectations; (v) the Company’s expectations with respect to fleet transactions; (vi) the Company’s network plans and expectations; (vii) the Company’s expectations with respect to passenger demand and bookings; (viii) the Company’s expectations with respect to cost reductions; (ix) the Company’s fleet plans and expectations, including with respect to its fleet order book, fleet utilization, fleet retrofits, fleet modernization, fleet transactions, flexibility, and expected fleet deliveries and retirements, and including factors and assumptions underlying the Company's plans and expectations; (x) the Company's plans, estimates, and assumptions related to capital spending, including factors and assumptions underlying the Company's expectations and projections; (xi) the Company’s plans and expectations with respect to share repurchases and other shareholder returns; and (xii) the Company’s plans, expectations, and targets with respect to liquidity and leverage. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), governmental actions, consumer perception, consumer uncertainties with respect to trade policies or government shutdowns (including the imposition of tariffs), economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company's ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management and assigned and premium seating; (iii) consumer behavior and response with respect to the Company's new commercial products and policies; (iv) the impact of fuel price changes, fuel price volatility, and fuel availability on the Company's business plans and results of operations; (v) the impact of governmental regulations and other governmental actions, including with respect to government shutdowns, as well as the Company’s ability to obtain any required governmental approvals, on the Company's business plans, results, and operations; (vi) the Company's dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company's aircraft deliveries, Boeing MAX 7 aircraft certifications, fleet and capacity plans, operations, maintenance, strategies, and goals; (vii) the Company's dependence on the Federal Aviation Administration with respect to, among other things, the certification of the Boeing MAX 7 aircraft; (viii) the Company's dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, online travel agencies, operational reliability, fuel supply, maintenance, Global Distribution Systems, environmental sustainability, and the impact on the Company's operations and results of operations of any third party delays or nonperformance; (ix) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (x) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (xi) the Company's ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (xii) the Company's dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees with appropriate skills and expertise to effectively and efficiently maintain its operations and execute the Company’s plans, strategies, and initiatives; (xiii) the cost and effects of the actions of activist shareholders; and (xiv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025.

Investor Contact:
Southwest Airlines Investor Relations
investor.relations@wnco.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2025	2024	Percent Change	2025	2024	Percent Change
OPERATING REVENUES:
Passenger	$6,313	$6,250	1.0	$18,751	$18,673	0.4
Freight	42	43	(2.3)	127	131	(3.1)
Other	594	577	2.9	1,743	1,749	(0.3)
Total operating revenues	6,949	6,870	1.1	20,621	20,553	0.3

OPERATING EXPENSES:
Salaries, wages, and benefits	3,219	3,070	4.9	9,583	9,010	6.4
Fuel and oil	1,331	1,417	(6.1)	3,907	4,548	(14.1)
Maintenance materials and repairs	299	335	(10.7)	921	1,046	(12.0)
Landing fees and airport rentals	548	493	11.2	1,638	1,468	11.6
Depreciation and amortization	394	438	(10.0)	1,189	1,250	(4.9)
Other operating expenses	1,123	1,079	4.1	3,346	3,188	5.0
Total operating expenses	6,914	6,832	1.2	20,584	20,510	0.4

OPERATING INCOME	35	38	(7.9)	37	43	(14.0)

NON-OPERATING EXPENSES (INCOME):
Interest expense	35	63	(44.4)	120	191	(37.2)
Capitalized interest	(13)	(9)	44.4	(38)	(24)	58.3
Interest income	(34)	(121)	(71.9)	(172)	(392)	(56.1)
Other (gains) losses, net	(21)	16	n.m.	(28)	(1)	n.m.
Total non-operating income	(33)	(51)	(35.3)	(118)	(226)	(47.8)

INCOME BEFORE INCOME TAXES	68	89	(23.6)	155	269	(42.4)
PROVISION FOR INCOME TAXES	14	22	(36.4)	37	65	(43.1)
NET INCOME	$54	$67	(19.4)	$118	$204	(42.2)

NET INCOME PER SHARE:
Basic	$0.10	$0.11	(9.1)	$0.21	$0.34	(38.2)
Diluted	$0.10	$0.11	(9.1)	$0.21	$0.34	(38.2)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	523	599	(12.7)	548	598	(8.4)
Diluted	526	601	(12.5)	551	643	(14.3)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share and per ASM amounts) (unaudited)

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2025	2024	Change	2025	2024	Change
Fuel and oil expense, unhedged	$1,295	$1,409		$3,797	$4,500
Add: Premium cost of fuel contracts designated as hedges (a)	36	34		110	114
Deduct: Fuel hedge gains included in Fuel and oil expense, net	—	(26)		—	(66)
Fuel and oil expense, as reported	$1,331	$1,417	(6.1)	$3,907	$4,548	(14.1)
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	14		—	14
Add: Premium cost of fuel contracts not designated as hedges	—	5		—	5
Fuel and oil expense, excluding special items (economic)	$1,331	$1,436	(7.3)	$3,907	$4,567	(14.5)

Total operating expenses, as reported	$6,914	$6,832		$20,584	$20,510
Deduct: Labor contract adjustment	—	—		—	(9)
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	14		—	14
Add: Premium cost of fuel contracts not designated as hedges	—	5		—	5
Deduct: Impairment of long-lived assets	—	—		(8)	—
Deduct: Litigation accruals	—	—		(19)	(7)
Deduct: Transformation costs	(7)	—		(33)	—
Deduct: Severance and related costs (b)	—	—		(62)	—
Deduct: Professional advisory fees	—	(13)		—	(20)
Total operating expenses, excluding special items	$6,907	$6,838	1.0	$20,462	$20,493	(0.2)
Deduct: Fuel and oil expense, excluding special items (economic)	(1,331)	(1,436)		(3,907)	(4,567)
Operating expenses, excluding Fuel and oil expense and special items	$5,576	$5,402	3.2	$16,555	$15,926	3.9
Deduct: Profit-sharing expense	(11)	(18)		(26)	(49)
Operating expenses, excluding Fuel and oil expense, special items, and profit sharing	$5,565	$5,384	3.4	$16,529	$15,877	4.1

Operating income, as reported	$35	$38		$37	$43
Add: Labor contract adjustment	—	—		—	9
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(14)		—	(14)
Deduct: Premium cost of fuel contracts not designated as hedges	—	(5)		—	(5)
Add: Impairment of long-lived assets	—	—		8	—
Add: Litigation accruals	—	—		19	7
Add: Transformation costs	7	—		33	—
Add: Severance and related costs (b)	—	—		62	—

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2025	2024	Change	2025	2024	Change
Add: Professional advisory fees	—	13		—	20
Operating income, excluding special items	$42	$32	31.3	$159	$60	165.0

Other (gains) losses, net, as reported	$(21)	$16		$(28)	$(1)
Deduct: Mark-to-market impact from fuel contracts settling in future periods	—	(29)		—	(31)
Deduct: Premium cost of fuel contracts not designated as hedges	—	(5)		—	(5)
Other gains, net, excluding special items	$(21)	$(18)	16.7	$(28)	$(37)	(24.3)

Income before income taxes, as reported	$68	$89		$155	$269
Add: Labor contract adjustment	—	—		—	9
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(14)		—	(14)
Add: Mark-to-market impact from fuel contracts settling in future periods	—	29		—	31
Add: Litigation accruals	—	—		19	7
Add: Transformation costs	7	—		33	—
Add: Severance and related costs (b)	—	—		62	—
Add: Professional advisory fees	—	13		—	20
Add: Impairment of long-lived assets	—	—		8	—
Income before income taxes, excluding special items	$75	$117	(35.9)	$277	$322	(14.0)

Provision for income taxes, as reported	$14	$22		$37	$65
Add: Net income tax impact of fuel and special items (c)	3	6		29	16
Provision for income taxes, net, excluding special items	$17	$28	(39.3)	$66	$81	(18.5)

Net income, as reported	$54	$67		$118	$204
Add: Labor contract adjustment	—	—		—	9
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(14)		—	(14)
Add: Mark-to-market impact from fuel contracts settling in future periods	—	29		—	31
Add: Litigation accruals	—	—		19	7
Add: Transformation costs	7	—		33	—
Add: Severance and related costs (b)	—	—		62	—
Add: Professional advisory fees	—	13		—	20
Add: Impairment of long-lived assets	—	—		8	—
Deduct: Net income tax impact of special items (c)	(3)	(6)		(29)	(16)
Net income, excluding special items	$58	$89	(34.8)	$211	$241	(12.4)

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2025	2024	Change	2025	2024	Change

Net income per share, diluted, as reported	$0.10	$0.11		$0.21	$0.34
Add: Impact of special items	0.02	0.01		0.22	0.06
Add: Net impact of net income above from fuel contracts divided by dilutive shares	—	0.02		—	0.03
Deduct: Net income tax impact of special items (c)	(0.01)	—		(0.05)	(0.03)
Add: GAAP to Non-GAAP diluted weighted average shares difference (d)	—	0.01		—	—
Net income per share, diluted, excluding special items	$0.11	$0.15	(26.7)	$0.38	$0.40	(5.0)

Operating expenses per ASM (cents)	¢ 15.17	¢ 15.11		¢ 15.36	¢ 15.34
Deduct: Impact of special items	(0.02)	(0.03)		(0.09)	(0.03)
Deduct: Fuel and oil expense divided by ASMs	(2.92)	(3.14)		(2.91)	(3.40)
Deduct: Profit-sharing expense divided by ASMs	(0.02)	(0.03)		(0.02)	(0.04)
Operating expenses per ASM, excluding Fuel and oil expense, special items, and profit sharing (cents)	¢ 12.21	¢ 11.91	2.5	¢ 12.34	¢ 11.87	4.0
(a) Includes amounts reclassified from Accumulated Other Comprehensive Income associated with hedges previously terminated.
(b) Represents Employee severance payments and related professional fees resulting from the workforce reduction in February 2025 ($53 million in Salaries, wages, and benefits and $9 million in Other operating expenses).
(c) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(d) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference due to the Convertible Notes being anti-dilutive for GAAP but dilutive for Non-GAAP for the three months ended September 30, 2024.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and nine months ended September 30, 2025 and 2024 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2025	2024	Change	2025	2024	Change
Revenue passengers carried (000s)	34,581	35,516	(2.6)	100,078	105,897	(5.5)
Enplaned passengers (000s)	43,806	44,711	(2.0)	125,330	132,875	(5.7)
Revenue passenger miles (RPMs) (in millions) (a)	36,362	36,735	(1.0)	103,875	108,044	(3.9)
Available seat miles (ASMs) (in millions) (b)	45,567	45,219	0.8	133,994	133,717	0.2
Load factor (c)	79.8%	81.2%	(1.4) pts.	77.5%	80.8%	(3.3) pts.
Average length of passenger haul (miles)	1,051	1,034	1.6	1,038	1,020	1.8
Average aircraft stage length (miles)	784	770	1.8	781	763	2.4
Trips flown	356,952	364,609	(2.1)	1,056,790	1,090,337	(3.1)
Seats flown (000s) (d)	57,643	58,119	(0.8)	170,145	173,588	(2.0)
Seats per trip (e)	161.5	159.4	1.3	161.0	159.2	1.1
Average passenger fare	$182.56	$175.97	3.7	$187.36	$176.34	6.2
Passenger revenue yield per RPM (cents) (f)	17.36	17.01	2.1	18.05	17.28	4.5
RASM (cents) (g)	15.25	15.19	0.4	15.39	15.37	0.1
PRASM (cents) (h)	13.85	13.82	0.2	13.99	13.96	0.2
CASM (cents) (i)	15.17	15.11	0.4	15.36	15.34	0.1
CASM, excluding Fuel and oil expense (cents)	12.25	11.97	2.3	12.45	11.94	4.3
CASM, excluding special items (cents)	15.16	15.12	0.3	15.27	15.33	(0.4)
CASM, excluding Fuel and oil expense and special items (cents)	12.24	11.95	2.4	12.36	11.91	3.8
CASM, excluding Fuel and oil expense, special items, and profit sharing (cents)	12.21	11.91	2.5	12.34	11.87	4.0
Fuel costs per gallon, including fuel tax (unhedged)	$2.33	$2.50	(6.8)	$2.33	$2.70	(13.7)
Fuel costs per gallon, including fuel tax	$2.40	$2.52	(4.8)	$2.40	$2.73	(12.1)
Fuel costs per gallon, including fuel tax (economic)	$2.40	$2.55	(5.9)	$2.40	$2.74	(12.4)
Fuel consumed, in gallons (millions)	554	562	(1.4)	1,624	1,663	(2.3)
Active fulltime equivalent Employees	72,223	73,463	(1.7)	72,223	73,463	(1.7)
Aircraft at end of period	802	811	(1.1)	802	811	(1.1)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	September 30, 2025		September 30, 2024
Operating income (loss), as reported	$315		$(361)
Breakage revenue adjustment	116		—
Severance and related costs	62		—
Voluntary Employee programs	5		—
TWU 555 contract adjustment	—		9
SWAPA contract adjustment	—		354
Net impact from fuel contracts	(25)		(14)
Professional advisory fees	18		20
Transformation costs	37		—
DOT settlement	—		107
Litigation accruals	19		7
Impairments	8		—
Operating income, non-GAAP	$555		$122
Net adjustment for aircraft leases (a)	201		128
Adjusted operating income, non-GAAP (A)	$756		$250

Non-GAAP tax rate (B)	22.4%	(d)	24.3%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$587		$189

Debt, including finance leases (b)	$5,921		$8,005
Equity (b)	9,181		10,528
Net present value of aircraft operating leases (b)	977		910
Average invested capital	$16,079		$19,443
Equity adjustment for hedge accounting (c)	32		(39)
Adjusted average invested capital (D)	$16,111		$19,404

Non-GAAP ROIC, pre-tax (A/D)	4.7%		1.3%

Non-GAAP ROIC, after-tax (C/D)	3.6%		1.0%
(a) Net adjustment to reflect all aircraft in fleet as owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses that will settle in future periods, including those associated with the Company's terminated fuel hedges. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP twelve month rolling tax rate as of September 30, 2025, was 21.8 percent, and the Non-GAAP twelve month rolling tax rate was 22.4 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

(e) The GAAP twelve month rolling tax rate as of September 30, 2024, was (186.0) percent, and the Non-GAAP twelve month rolling tax rate was 24.3 percent. The GAAP twelve month rolling tax rate as of September 30, 2024 is negative primarily due to the Company's pre-tax book loss for the twelve months ended September 30, 2024. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,902	$7,509
Short-term investments	116	1,216
Accounts and other receivables	1,118	1,110
Inventories of parts and supplies, at cost	792	800
Prepaid expenses and other current assets	467	639
Total current assets	5,395	11,274
Property and equipment, at cost:
Flight equipment	26,009	25,202
Ground property and equipment	8,776	8,244
Deposits on flight equipment purchase contracts	402	413
Assets constructed for others	88	88
	35,275	33,947
Less allowance for depreciation and amortization	15,570	14,891
	19,705	19,056
Goodwill	970	970
Operating lease right-of-use assets	1,169	1,369
Other assets	1,073	1,081
	$28,312	$33,750
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,708	$1,818
Accrued liabilities	2,091	2,206
Current operating lease liabilities	310	328
Air traffic liability	6,862	6,294
Current maturities of long-term debt	23	1,630
Total current liabilities	10,994	12,276

Long-term debt less current maturities	4,079	5,069
Air traffic liability - noncurrent	1,263	1,948
Deferred income taxes	2,210	2,167
Noncurrent operating lease liabilities	846	1,031
Other noncurrent liabilities	1,144	909
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,283	4,199
Retained earnings	16,158	16,332
Accumulated other comprehensive loss	(6)	(25)
Treasury stock, at cost	(13,547)	(11,044)
Total stockholders' equity	7,776	10,350
	$28,312	$33,750

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$54	$67	$118	$204
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	394	438	1,189	1,250
Impairment of long-lived assets	—	—	8	—
Unrealized/realized loss on fuel derivative instruments	—	15	—	17
Deferred income taxes	14	19	37	62
Gain on sale-leaseback transactions	—	—	(3)	—
Changes in certain assets and liabilities:
Accounts and other receivables	(83)	193	64	(80)
Other assets	3	(13)	359	4
Accounts payable and accrued liabilities	11	(196)	(209)	(1,668)
Air traffic liability	(172)	(377)	(117)	421
Other liabilities	16	(18)	(19)	(136)
Cash collateral provided to derivative counterparties	—	(8)	(22)	(28)
Other, net	50	(7)	142	(60)
Net cash provided by (used in) operating activities	287	113	1,547	(14)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(678)	(517)	(1,814)	(1,594)
Assets constructed for others	—	(10)	—	(26)
Proceeds from sale-leaseback transactions	—	—	23	—
Purchases of short-term investments	(100)	(636)	(470)	(3,845)
Proceeds from sales of short-term and other investments	350	1,621	1,577	5,160
Other, net	—	—	(3)	(29)
Net cash provided by (used in) investing activities	(428)	458	(687)	(334)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payroll Support Program stock warrants repurchase	—	—	—	(6)
Proceeds from Employee stock plans	14	15	46	46
Repurchase of common stock	(250)	—	(2,500)	—
Payments of long-term debt and finance lease obligations	(6)	(11)	(2,603)	(27)
Payments of cash dividends	(189)	(216)	(399)	(431)
Other, net	(1)	2	(11)	(19)
Net cash used in financing activities	(432)	(210)	(5,467)	(437)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(573)	361	(4,607)	(785)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,475	8,142	7,509	9,288

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,902	$8,503	$2,902	$8,503

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profit sharing; Operating income, non-GAAP; Adjusted Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profit sharing (cents); Return on invested capital, non-GAAP; and Adjusted debt to adjusted EBITDAR. For periods in which fuel hedge contracts are utilized, the Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net fuel hedging premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. During second quarter 2025, the Company terminated its remaining portfolio of fuel hedging contracts, which were scheduled to settle through 2027, to effectively close its fuel hedging portfolio.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Incremental expense associated with contract ratification bonuses for various workgroups related to additional compensation for services performed by Employees outside the applicable fiscal period;
2.Charges associated with tentative litigation settlements regarding paid short-term military leave to certain Employees and an arbitration award in favor of the Company's Pilots relating to a collective-bargaining matter;
3.Expenses associated with professional advisory fees related to the Company's implementation of its comprehensive transformational plan;

4.Charges associated with severance, post-employment benefits, and professional fees as a result of the Company's reduction in workforce;
5.Reversal of breakage revenue recorded in prior years related to a portion of flight credits issued to Customers during 2022 and prior that have either been redeemed or are expected to be redeemed in future periods. The majority of these flight credits were issued during the COVID-19 pandemic as the Company was making significant changes to its flight schedules based on fluctuating demand, which made it difficult to estimate future redemption patterns when compared against historical Customer behavior;
6.Incremental expense associated with a voluntary separation program that allowed eligible Employees the opportunity to voluntarily separate from the Company in exchange for severance, medical/dental coverage for a specified period of time, and travel privileges based on years of service;
7.Expenses associated with incremental professional advisory fees related to activist investor activities, which were not budgeted by the Company or associated with the ongoing operation of the airline;
8.A charge associated with a settlement reached with the DOT as a result of the Company's December 2022 operational disruption; and
9.Non-cash impairment charges to remove certain assets from the unaudited Condensed Consolidated Balance Sheet that are no longer in use.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profit sharing; Operating income, non-GAAP; Adjusted Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profit sharing (cents); EBIT, non-GAAP; Return on invested capital, non-GAAP; and Adjusted debt to adjusted EBITDAR.

The Company has also provided its calculation of return on invested capital ("ROIC"), which is a measure of financial performance used by management to evaluate its investment returns on capital. ROIC is not a substitute for financial results as reported in accordance with GAAP and should not be utilized in place of such GAAP results. Although ROIC is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed "special items" that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since "special items" cannot be reliably predicted or estimated. The Company believes non-GAAP ROIC is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP ROIC in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.

The Company has also provided adjusted debt, adjusted EBITDAR, and adjusted debt to adjusted EBITDAR (leverage), which are non-GAAP measures of financial performance. Management believes these supplemental measures can provide a more accurate view of the Company's leverage and risk, since they consider the Company’s debt and debt-like obligation profile. Leverage ratios are widely used by investors, analysts, and rating agencies in the valuation, comparison, rating, and investment recommendations of companies. Although adjusted debt, adjusted EBITDAR, and leverage ratios are commonly-used financial measures, definitions of each differ; therefore, the Company is providing an explanation of its calculations for non-GAAP adjusted debt and adjusted

EBITDAR in the accompanying reconciliation below in order to allow investors to compare and contrast its calculations to the calculations provided by other companies.

September 30, 2025
(in millions)
Current maturities of long-term debt, as reported	$23
Long-term debt less current maturities, as reported	4,079
Total debt, including finance leases (A)	4,102
Add: Current operating lease liabilities, as reported	310
Add: Noncurrent operating lease liabilities, as reported	846
Adjusted debt (B)	$5,258

Twelve Months Ended
September 30, 2025
Net income, as reported (C)	$379
Interest expense (income), net of capitalized interest, as reported	(147)
Income tax expense (benefit), as reported	107
Non-operating other (gains) losses, net, as reported	(24)
Operating income, as reported	315
Impact of special items	240
Operating income, non-GAAP	555
Depreciation and amortization	1,595
Fixed portion of operating lease expense	341
Adjusted EBITDAR (D)	$2,491

Total debt to Net income (A/C)	10.8x
Adjusted debt to adjusted EBITDAR (B/D)	2.1x